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Harris Trust and         111 West Monroe Street         Telephone (312) 461-2121
Savings Bank             P.O. Box 755
                         Chicago, Illinois  60690-0755

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[LOGO OF HARRIS BANK]
                                 May 29, 1998



Mr. John T. Carper
Senior Vice President
Sealright Co., Inc.
9201 Packaging Drive
Desoto, Kansas 66018

     Re:  Credit Facilities

Dear John:

     We are pleased to advise you that we have approved the credit facilities described below on and subject to the terms and conditions set forth below. You are hereinafter referred to in this letter as the "Borrower" and we will hereinafter refer to ourselves as the "Bank."

     Section 1. Borrower: JPS Packaging Co., ("JPS"), the successor to the so-called flexible packaging business (including the Styrotech flexible packaging business) of Sealright Co., Inc., including the related facilities in San Leandro, California, Charlotte and Raleigh, North Carolina and Akron, Ohio.

     Section 2. Credit Facility. $10,000,000 secured committed revolving credit facility as more fully set forth below.

     Section 3. Revolving Credit. The Bank will make available to the Borrower a Revolving Credit under which the Bank may from time to time make advances to the Borrower in an aggregate principal amount outstanding at any one time not to exceed the lessor of (i) $10,000,000 or (ii) the amount of the Borrowing Base (as hereinafter described) as then determined and computed. The Revolving Credit shall be made available in the form of advances ("Loans") and letters of credit ("L/C's"); provided, however, that the aggregate amount of L/C's (including as such the undrawn amount available under L/C's and unreimbursed drawings on L/C's) shall not exceed $1,500,000. All advances under the Revolving Credit shall be repayable three (3) years from the date of closing. Each L/C under the Revolving Credit must be cancellable at the Bank's option no later than the Termination Date or if earlier, one year after its issuance. Amounts repaid under the Revolving Credit may, subject to the terms and conditions of such Credit Agreement, be reborrowed.

     Section 4. Interest. Interest will accrue on the outstanding principal balance of the Loans at the rate per annum equal at all times to the Prime Rate as from time to time in effect (herein defined as the greater of (x) the Bank's prime commercial rate as announced from time to time or (y) the fed funds rate plus 1/2 of 1%) or, at the option of the relevant Borrower with 3 bank business days prior notice to the Bank and provided no default exists under the Credit Agreement referred to below, at one or more rates of interest determined
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based on reserve-adjusted LIBOR plus 2-3/4% (with such rate to be subject to incentive pricing which effects a reduction therein by 1/4% one year after closing if the Borrower reaches a level of profitability to be determined by the bank and no default then exists with respect to the Revolving Credit), provided that the total amount of Loans outstanding and bearing interest at a reserve-adjusted LIBOR rate shall be limited to an amount to be determined by the Bank. Generally speaking, after default, the interest rates applicable to loans will be increased by 2%. Each Loan under the Revolving Credit bearing interest with reference to LIBOR shall be in an amount of $500,000 or such greater amount which is an integral multiple of $100,000. The Borrower shall have the option to convert portions of the Revolving Credit from the Prime Rate to one or more reserve-adjusted LIBOR rates for interest periods of one, two or three months. At the end of any interest period for any portion of the Revolving Credit bearing interest at a reserve-adjusted LIBOR rate, the interest rate on the relevant Loans shall revert to the Prime Rate or, subject to the conditions set forth above, be set at a newly applicable reserve-adjusted LIBOR rate for the selected interest period. Interest shall be computed on the basis of a year of 360 days for the actual number of days elapsed, and, in the case of loans bearing interest at the Prime Rate, shall be payable monthly in arrears and, in the case of loans bearing interest at a reserve-adjusted LIBOR rate, shall be payable on the last day of each interest period selected therefor. The Credit Agreement referred to below will include the Bank's standard clauses for LIBOR-based pricing protection such as availability of eurodollars, change in circumstances, increased costs and funding indemnity provisions. To cover the cost of providing immediate credit under the Credit Agreement for collection of the Borrower's accounts, the Credit Agreement hereinafter identified shall provide for payments and collections to be deemed applied one (1) bank business day after receipt for purposes of determining interest payable by the Borrowers on the Loans (it being understood that if any item presented for collection is not honored, the Bank may reserve any provisional credit which has been given for the item and make appropriate adjustments to the amount of interest and principal otherwise due).

     Section 5. Credit Agreement. The Bank and the Borrower shall enter into the Bank's standard form of Credit Agreement to provide for the Revolving Credit and set forth the terms and conditions to be applicable to the Revolving Credit and which will contain representations, warranties, covenants, agreements, events of default and other pertinent provisions customarily required by the Bank or which the Bank believes appropriate to evidence, secure and assure repayment and performance of all the Borrower's present and future obligations to the Bank (collectively the "Obligations"), including the Loans, and otherwise protect the Bank's interests in the Obligations. The Credit Agreement is sometimes referred to herein as the "Credit Agreement." The Credit Agreement shall, of course, be in a form and contain terms and conditions which are consistent with, but not limited by, the terms of this commitment and are otherwise satisfactory to the Bank and its counsel in form and substance. The Credit Agreement shall be for a contract period of three (3) years, at the end of which period, all the Obligations, if not already due, shall be due and payable. Among the more important general covenants to be included in the Credit Agreement will be covenants requiring the submittal of detailed financial information on a periodic basis (including monthly internally prepared financial statements and annual audit reports), compliance with the Borrowing Base more fully described herein (which includes

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submittal of officer certificates reflecting computation of the Borrowing Base on a weekly basis, or if and so long as availability under the Revolving Credit exceeds $2,500,000, on a monthly basis), prohibition on the creation of liens and encumbrances other than to the Bank, compliance with all governmental, regulatory and other applicable rules and regulations, limitations on handling of hazardous substances, restrictions on capital expenditures, prohibitions on the incurrence of additional indebtedness, restrictions on investments, loans, advances and guarantees, prohibitions of mergers, consolidations and the like, prohibitions of dividends and stock redemptions, restrictions on changes in management, restrictions on payment of management and similar fees more fully described herein and ratios and other financial tests solely acceptable to us. Based on the Bank's current analysis of the financial information heretofore provided by or on behalf of the Borrower to the Bank, the Bank's present intent is that the financial covenants in the Credit Agreement include those set out on the attached Exhibit to this letter. The Credit Agreement will also contain defaults and events of default of the type customarily required by the Bank and other prudent Banks, including defaults related to the untruthfulness of representations and warranties, the failure to observe or perform covenants and agreements, the commencement of bankruptcy, insolvency, reorganization or similar proceedings by the Borrower and payment of any indebtedness which is prohibited by the terms of any subordination agreement in effect between the holder of such indebtedness and the Bank. Any default under the Credit Agreement shall be deemed a default in respect of the Loans and L/C's, entitling the Bank to accelerate the maturity of the Loans and to require cash collaterialization of the L/C's.

     Section 6. Borrowing Base. The aggregate principal amount of Loans and L/C's shall at no time and for no reason exceed the lesser of (i) $10,000,000 or
(ii) the Borrowing Base as then determined and computed. The "Borrowing Base" and the computation thereof shall be equal to the amount (if any) by which (a) the sum of (i) eighty-five percent (85%) of the unpaid amount of the Borrower's Eligible Receivables (to be defined in the Credit Agreement to be accounts acceptable to the Bank, but in no event to include (x) accounts which remain unpaid more than ninety (90) days from their invoice date, (y) accounts which are more than sixty (60) days past due and (z) accounts (whether or not past due) which are outstanding more than one hundred fifty (150) days from their invoice date, provided that the so-called Jelsert accounts on up to a 120-day dating may still be eligible if and so long as they are neither more than thirty
(30) days past due nor outstanding more than one hundred fifty (150) days from their invoice date); (ii) up to sixty percent (60%) of the loan value (to be at the lower of FIFO cost or market) of the Borrower's Eligible Inventory (to be defined in the Credit Agreement consisting of raw materials acceptable to the
Bank); and (iii) up to fifty percent (50%) of the loan value (to be at the lower of FIFO cost or market) of the Borrower's Eligible Inventory (to be defined in the Credit Agreement) consisting of finished goods acceptable to the Bank exceeds (b) $500,000. Notwithstanding the foregoing, the portion of the Borrowing Base attributable to Eligible Inventory (both raw materials and finished goods) shall be limited to $5,000,000 at all times. If at any time the aggregate principal amount of Loans and L/C's shall exceed the amount of the Borrowing Base as so computed (subject to the more specific provisions related thereto in the Credit Agreement), the Borrower shall immediately prepay the principal of such advances by the amount of such excess. Generally, the inventory to be

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included in computation of such Borrowing Base will in no event include spare parts, subassemblies, adhesives, inks or packaging and crating materials. Without limiting the Bank's discretion with respect to eligibility of the collateral, the Bank intends to review regularly the standards for advances against accounts and inventory. Each request for an advance under the Revolving Credit must be in writing, and prior to each such advance the Borrower shall be required to provide such certificates and other information as the Bank may require to support the advance. The Borrowing Base shall only be computed against so much of the accounts and inventory as to which such information has been provided.

     Section 7. Fees and Costs. (a) Closing Fee. 1/2 of 1% of the entire facility, which fee shall be deemed fully earned and non-refundable upon acceptance of this commitment.

     (b) Facility Fee. 1/4 of 1% on the average daily unused portion of the Revolving Credit, whether or not available under the Borrowing Base (computed on the basis of a year of 360 days for the actual number of days elapsed), such facility fee to be payable quarterly in arrears.

     (c) Letter of Credit Fee. 1/4 of 1% per annum non-refundable fee on the fact amount of each issued Letter of Credit, payable at issuance and each anniversary thereof, plus usual and customary administrative fees.

     (d) Prepayment Fee. In the event of the Loans and L/C's are paid in full and the Credit Agreement hereinafter identified is terminated prior to the Termination Date, the Borrowers shall pay to the Bank a prepayment premium equal to $100,000 for any prepayment during the first year following closing and $50,000 at any time thereafter.

     (e) Costs. The Loans, L/C's and all the other transactions contemplated by this letter shall be made without cost to the Bank and, without limiting the generality of the foregoing, the Borrower shall pay to the Bank all fees, commissions, costs and expenses (including without limitation audit charges, travel costs, title charges, escrow fees, recording fees, taxes and attorney's fees and charges) incurred by the Bank in connection with the transactions contemplated hereby (whether or not the Loans are actually funded), including expenses incurred in enforcing the Loans and obligations in respect of the L/C's. The closing and facility fees shall be in addition to and not in substitution for the amounts for which the Borrower must reimburse the Bank in accordance with the immediately preceding sentence.

     Section 8. Security. The Loans and all other Obligations shall be secured by first and prior perfected liens on all of the Borrower's assets and properties. Without limiting the foregoing, the Loans shall be supported by the following pursuant to documentation acceptable to the Bank and its counsel:

     (a) A first and prior perfected security interest in all of the Borrower's present and future accounts, inventory, machinery, equipment, fixtures, general intangibles (including without limitation all tradenames, trade styles, patents and the right to use the same) and all proceeds thereof and of any insurance related thereto.

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     The Borrower shall cause all proceeds of its accounts to be deposited in a lockbox maintained by the Borrower at the Bank's principal office in Chicago, Illinois, and all the proceeds of such lockbox shall in turn be remitted into an account of the Borrower at such office (the "Operations Account").

          (b) A first and prior perfected mortgage lien on all of the Borrower's real property and all improvements thereon and all proceeds thereof and of any insurance related thereto relating to the Borrower's real estate located in California and Ohio.

     Section 9. Conditions Precedent to Loan Disbursement. A. Disbursements Generally. Prior to the disbursement of the Loans, the Borrower shall satisfy such requirements and shall deliver to the Bank such documents, certificates and legal opinions (collectively the "Loan Documents") as the Bank, in its discretion, deems necessary or desirable to satisfy the terms of this commitment and evidence that all parties' participation in the transactions contemplated hereby has been duly authorized, all to be acceptable to the Bank and its counsel as to form and substance.

     B. Conditions Precedent to Disbursement of the Loans. Without limiting the generality of paragraph lettered "A" above, the following documents shall be delivered and conditions shall be complied with to the satisfaction of the Bank and its counsel prior to the initial advance under the Revolving Credit, and all documentation required below shall be satisfactory in form and substance to the Bank and its counsel:

          (1) The Bank shall have received the Credit Agreement, a master demand promissory note to evidence Loans made from time to time under the Revolving Credit and such mortgages, security agreements, financing statements and other instruments and documents as the Bank may require to provide for the collateral security contemplated by this letter to be delivered in connection with the Loans, and all liens thereon in favor of the Bank shall have been duly perfected as first and prior liens.

          (2) The Bank shall have received original policies of hazard insurance on the collateral and such other insurance as the Bank may require in such amounts and with such coverages of the Bank may require with all such policies containing a mortgagee's loss payable and notice of cancellation clause acceptable to the Bank.

          (3) The Bank shall have received title insurance policies (or binding commitments therefor) on each parcel of real property subject to the liens described above together with such endorsements thereto as the Bank requests.

          (4) The Bank shall have received fixed-asset appraisals on the equipment of the Borrower performed by valuation consultants acceptable to the Bank.

          (5) The Bank shall have reasonably satisfied itself concerning the environmental hazards and matters with respect to each parcel of real property subject to the liens described above.

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          (6)  The Bank shall have received an ALTA Survey prepared by a licensed surveyor on each parcel of real property subject to the liens described above which surveys shall also state whether or not any portion of the real property is in a federally designated flood hazard area.

          (7) The Bank shall have received financial projections for the Borrower reflecting its financial condition through the expiration of the Revolving Credit, such projections to include monthly income statements and balance sheets for such period, and the Bank shall receive such assurances as it may require of the Borrower's likelihood of such performance.

          (8) The Bank shall have receives such assurances as it may require to satisfy itself that the Borrower shall have at lease $4,500,000 of credit available under the Borrowing Base after giving effect to the initial extensions of credit under the Revolving Credit.

          (9) No change occurs in the business or prospects of the Borrower which the Bank regards as materially adverse.

          (10) Payment of the closing fee.

     C. Conditions Precedent to Subsequent Advances Under the Revolving Credit. Subject to the terms of the Credit Agreement, Loans and L/C's will continue to be available to the Borrower under the Revolving Credit, so long as no default has occurred under the Credit Agreement or any of the other Loan Documents or would occur with the lapse of time, the giving of notice or both, and there has been no adverse change in the condition (financial or otherwise) of the Borrower or the collateral.

     D. Legal Matters Generally. Before any Loans are made or L/C's issued, all legal matters incident to the transactions contemplated hereby, all the Loan Documents and the other instruments and documents required hereby or affecting the security for this credit, the state of title to the collateral, the validity and priority of the Bank's liens thereon, the power and authority of the parties to the transaction contemplated hereby to consummate the same and to execute and deliver the Loan Documents and any other instruments and documents required in connection therewith and such other instruments, documents, opinions and assurances as the Bank may request, and all procedures in connection therewith, must all be acceptable to the Bank and its counsel.

     Section 10. Entire Understanding. This letter constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreement, statement or representation, whether written or oral, whether made to the Borrower or any other person, firm or corporation and with respect thereto or are superseded hereby.

     Section 11. Termination. This commitment shall terminate and the Bank shall have no obligation to make any extension of credit hereunder if (i) the Bank has not received an accepted copy of this commitment within five (5) business days of the date hereof (this

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commitment shall not be deemed to have been accepted in the event that the
Borrower purports to accept the same subject to any change in the terms and conditions hereof); (ii) the $50,000 payment of the Bank's origination fee is not received at the time required by paragraph numbered 7(a) hereof; (iii) the disbursement of the initial Loan has not, for any reason, occurred on or before July 31, 1998; (iv) any material adverse change occurs with respect to the condition (financial or otherwise) or prospects of the Borrower, the collateral or any statements., information, materials, representations or warranties furnished to the Bank by any party in connection with this commitment proves untrue in any respect.

     We are delighted to be able to make this financing available to you for this acquisition. If the foregoing is satisfactory, kindly indicate your acceptance by signing the enclosed copy of this letter and returning one fully executed counterpart thereof to the Bank, along with the $50,000 balance of the commitment fee.

                                    Very truly yours,

                                    HARRIS TRUST AND SAVINGS BANK


                                    By: /s/ Terrence E. O'Grady
                                        -------------------------
                                        Vice President

     Accepted and agreed to as of this 1 day of June , 1998. Our check in the amount of $50,000 is enclosed.

                                    JPS PACKAGING CO.



                                    By: /s/ John T. Carper
                                        -------------------------
                                        Title: President
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